EXHIBIT 10.1
AGREEMENT

This Agreement is dated as of May 9, 2007 (the “Agreement”) by and among Sun Healthcare Group, Inc. (“Sun”), RFE Investment Partners V, L.P. and RFE VI SBIC, L.P. (collectively, “RFE”).

WHEREAS, Sun, RFE and others are parties to that certain Registration Rights Agreement, dated as of May 16, 2005, as amended as of July 7, 2005 and as of January 17, 2007 (as amended, and as amended hereby, the “Registration Rights Agreement”) which, among other things, restricts the transfer of shares of the common stock of Sun acquired by RFE in connection with Sun’s acquisition of Peak Medical Corporation (“Peak”), and provides certain demand and piggyback registration rights to RFE. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Registration Rights Agreement.

WHEREAS, the parties wish to provide that (i) RFE will agree not to exercise any demand registration rights for a period of time, (ii) such demand registration rights shall be suspended after RFE sells a certain number of shares of Sun common stock and (iii) the volume limitations in the Registration Rights Agreement which currently apply to RFE shall terminate and be of no further force and effect.

NOW, THEREFORE, in consideration of the foregoing and the premises and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

1. Waiver of Certain Registration Rights; Termination of Volume Restrictions. Each of Sun and RFE hereby agrees as follows:

(a) RFE agrees that, so long as Sun continues to comply with its obligations under the Registration Rights Agreement with respect to the Shelf Registration Statement:

(i) for a period commencing on the date hereof and expiring on November 9, 2007, RFE shall not exercise any demand registration rights under Section 7 of the Registration Rights Agreement;

(ii) as soon as, taking into account only those sales effected after the date hereof, RFE Investment Partners V, L.P. (“RFE V”) or any Affiliate or distributee to whom RFE V has transferred shares of Restricted Parent Common Stock has sold 772,504 shares of Restricted Parent Common Stock (as adjusted for stock splits, reverse splits, stock dividends and the like), its demand registration rights under Section 7 of the Registration Rights Statement shall be suspended and RFE V (or any such Affiliate or distributee) shall not have the right to exercise such demand rights; and

(iii) as soon as, taking into account only those sales effected after the date hereof, RFE VI SBIC, L.P. (“RFE VI”) or any Affiliate or distributee to whom RFE VI has transferred shares of Restricted Parent Common Stock has sold 777,460 shares of Restricted Parent Common Stock (as adjusted for stock splits, reverse splits, stock dividends and the like), its demand registration rights under Section 7 of the Registration Rights Agreement shall be suspended and RFE VI (or any such Affiliate or distributee) shall not have the right to exercise such demand rights.

(b) The provisions of Section 3 of the Registration Rights Agreement shall automatically terminate and be of no further force and effect and shall henceforth cease to restrict “Transfers” of shares of Restricted Parent Common Stock by RFE and its transferees, successors and assigns. Notwithstanding the foregoing, the provisions of the third sentence of Section 3(a)(iii) of the Registration Rights Agreement, and all definitions relevant to such Section 3(a)(iii) and/or to Section 2(b)(i) thereof, shall remain in effect in accordance with their respective terms.

(c) On or about the date hereof, each of RFE V and RFE VI is entering into an Amendment No. 2 to its respective Rule 10b5-1 Sales Plan, in the form previously provided to Sun (as so amended, each, a “Rule 10b5-1 Plan”). Each of RFE V and RFE VI hereby covenants and agrees that any sales effected by it of the shares of Restricted Parent Common Stock which are subject to either such Rule 10b5-1 Plan shall be made in a manner consistent with the requirements of such Rule 10b5-1 Plan (as such Rule 10b5-1 Plans may be amended from time to time with Sun’s consent in its reasonable judgment).

(d) Upon request from time to time in connection with sales pursuant to the Rule 10b5-1 Plans, Sun shall promptly remove, or shall cause its transfer agent to remove, the legend required by Section 2(b)(i) of the Registration Rights Agreement from those shares of Restricted Parent Common Stock being sold at such time by RFE (it being understood that the restrictive legend in such Section 2(b)(i) shall be deemed to refer to the Registration Rights Agreement, as amended hereby (including, in particular, the covenants of RFE in Section 1(c)).

2. Miscellaneous.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(b) This Agreement, together with the Registration Rights Agreement, (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (ii) except as otherwise provided herein, is not intended to confer upon any other person any rights or remedies hereunder. Except as modified or waived hereby, the Registration Rights Agreement shall remain in full force and effect in accordance with its terms.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(d) The provisions of this Agreement may be amended upon the written agreement of the parties hereto. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing.

(e) This agreement is binding upon RFE as of the date hereof, but shall terminate and be of no further force and effect as to either party unless approved by Sun’s board of directors on or before May 17, 2007 and executed on behalf of Sun within 5 days thereafter.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first above written.

SUN HEALTHCARE GROUP, INC.	RFE VI SBIC, L.P.

By: /s/ Michael Newman	By: RFE Associates VI, SBIC L.L.C.,
Name: Michael Newman	its General Partner
Title: Executive Vice President
By: RFE Investment Partners VI L.P.,
its Sole Member
RFE INVESTMENT PARTNERS V, L.P.
By: RFE Associates VI, L.L.C.,
By: RFE Associates V, L.P.,	its General Partner
its General Partner

By: /s/ Michael J. Foster	By: /s/ Michael J. Foster
Name: Michael J. Foster	Name: Michael J. Foster
Title: A General Partner	Title: Majority Director